Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: November 3, 2009 - 9:00 a.m.

Chemung Financial Reports Third Quarter and Nine Months Earnings

Chemung Financial Corporation today reported third quarter 2009 unaudited net income of $1.516 million compared to $2.404 million in the third quarter of 2008. Earnings per share for the quarter totaled $0.42 as compared with $0.67 a year ago.

Net income for the first nine months of 2009 totaled $3.945 million vs. $6.817 million last year, with earnings per share down from $1.90 to $1.10 per share.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"Our third quarter earnings decrease from the corresponding period in 2008 was affected by an $850 thousand increase in the provision for loan losses and $428 thousand of other-than-temporary impairment ("OTTI") charges on trust preferred securities pools carried in the Corporation's investment portfolio. These items reduced after-tax earnings by approximately $784 thousand or $0.22 per share. Net earnings for the first nine months of this year has been impacted by OTTI charges totaling $1.380 million, one-time acquisition costs related to the Corporation's acquisition of Canton Bancorp, Inc. ("Canton") in May of this year totaling approximately $1.250 million, a $1.225 million increase in the provision for loan losses and a second quarter FDIC special assessment of $439 thousand. The after-tax impact of these items on year-to-date net income totaled approximately $2.633 million or $.73 per share.

Compared to the corresponding period in 2008, third quarter net interest income rose 6.9% to $8.535 million despite a 25 basis point decrease in the net interest margin to 3.82%. The increase in net interest income was due to a $106.6 million increase in average earning assets and a 77 basis point decline in the average cost of interest bearing liabilities, partially offset by an 84 basis point decrease in the average yield on earning assets.

The $850 thousand increase in the third quarter provision for loan losses as compared to the third quarter of 2008 was principally due to increases in non-performing and classified loans as well as higher net consumer loan charge-off's, and reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, the current weakness in the economy, overall credit quality and loan growth.

Third quarter non-interest income, excluding the above mentioned OTTI write-downs, was $351 thousand or 8.4% higher than last year due principally to higher Trust and Investment Center fee income, as well as increases in check card interchange fee income and service charges, partially offset by a decrease in revenue from credit card merchant processing, as this business was sold during the fourth quarter of 2008.

As compared to the corresponding period in 2008, third quarter operating expenses increased $1.125 million or 13.8% due principally to higher pension costs, as well as increases in compensation expenses, regular quarterly FDIC assessments, net occupancy costs and higher costs associated with the three offices acquired in the Canton acquisition, offset principally by a decrease in processing costs related to the sale of the credit card merchant processing business.

Net interest income for the first nine months of this year was $1.937 million or 8.6% higher than last year, while the net interest margin was down 10 basis points to 3.91%. The increase in net interest income is attributed to an $86.1 million increase in average earning assets and an 86 basis point decrease in the cost of interest bearing liabilities, partially offset by a 76 basis point decrease in the average yield on earning assets.

For the reasons noted above, the provision for loan losses was $1.225 million higher than the amount expensed during the first nine months of 2008.

Year-to-date non-interest income, excluding the aforementioned OTTI write-downs, was up approximately $66 thousand due principally to increases in Trust and Investment Center fee income, check card interchange fee income and gains on the sale of mortgages, offset primarily by a decrease in revenue associated with the sale of the credit card merchant processing business last October.

Similar to the third quarter results, and for reasons noted above, year-to-date operating expenses, excluding one-time acquisition costs and the FDIC special assessment, increased $2.488 million or 10.0%.

Due in large part to the Canton acquisition, as well as organic growth, total assets have increased $130.3 million or 15.5% since year-end 2008 to $968.6 million, with total loans and deposits increasing $40.0 million and $137.1 million, respectively. Capital at September 30, 2009 totaled $87.0 million.

As we stated in our July press release, we are essentially where we expected to be when you strip out one-time, non-recurring items, the FDIC special assessment and impairment charges."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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